UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 5, 2014

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

The Board of Directors of Summer Infant, Inc. (the “Company”) has appointed William E. Mote, Jr., 44, as Chief Financial Officer and Secretary of the Company, effective November 10, 2014.  He will replace Paul Francese, who will be leaving the Company after a transition period.  Mr. Mote most recently served as Chief Financial Officer for the Poarch Band of Creek Indians, a position he had held since 2013.  From 2010 to 2012, he served as Executive Vice President of Finance of JAKKS Pacific, Inc., a publicly-traded, diversified children’s entertainment company.  From 2005 to 2010, he served as Vice President of Finance and Corporate Controller for Easton-Bell Sports, Inc., a leading designer, developer and marketer of sports equipment and accessories.  Mr. Mote holds a M.B.A. and B.S. in Accounting from Louisiana State University.  He is also a Certified Public Accountant.

Under the terms of his offer letter, Mr. Mote will receive an annual base salary of $285,000, and will be eligible to receive a cash bonus with a target bonus award equal to 40% of his base salary compensation under the Company’s annual short-term incentive plan.  He is also eligible to participate in the Company’s long-term incentive plan and any other bonus plans, as determined by the Compensation Committee of the Board, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  Upon the commencement of his employment, Mr. Mote will receive (i) a stock option to purchase 40,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on the date of grant, and (ii) a restricted stock award of 20,000 shares of the Company’s common stock.  Both equity awards will vest in four equal annual installments, with the first 25% of the award vesting and become exercisable on the first anniversary of the date of grant.  The Company will also provide certain relocation benefits to Mr. Mote, including reimbursement of: (i) up to $20,000 in relocation expenses, (ii) $2,500 per month for temporary housing expenses for a period up to 12 months, and (iii) certain air travel expenses.  In addition, the Company will pay a relocation and signing bonus of $30,000, payable on the first regular pay date following his move to a residence within 60 miles of the Company’s current corporate headquarters.  In addition, if Mr. Mote’s employment is terminated by the Company without cause, or Mr. Mote terminates his employment for good reason, he is entitled to receive payments equal to his then current base salary for a period of six months following such date of termination.

In connection with his employment, Mr. Mote will also enter into the Company’s standard non-competition, non-disclosure and developments agreement and a change of control agreement.  Under the change of control agreement, Mr. Mote will be entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) within 12 months following a change in control, his employment is terminated, other than for cause, as a result of his death or disability, or by Mr. Mote for good reason.  If these events occur, Mr. Mote will be entitled to a cash payment equal to the sum of his then current annual base salary and the amount of any earned or accrued, but unpaid, bonus for the fiscal year in which Mr. Mote is terminated, and, for a period of 12 months, continuation of benefits under the Company’s welfare benefit plans.

Departure of Current Chief Financial Officer

Effective November 10, 2014, Paul Francese will resign as Chief Financial Officer of the Company, and will remain employed with the Company for a transition period until November 30, 2014 (the “Separation Date”).  In connection with his separation from employment, Mr. Francese and the Company entered into a Separation Agreement and Release (the “Separation Agreement”).  Under the Separation Agreement, in exchange for Mr. Francese’s release of claims he may have against the Company and agreement to not compete with the Company for four months following the Separation Date, the Company agreed, for a four-month period following the Separation Date, to continue to pay Mr. Francese his base salary as in effect on the Separation Date.  The Company also agreed to (i) accelerate the vesting of 2,000 unvested shares of a restricted stock award and 3,750 unvested shares of an option to purchase the Company’s common stock, each granted to Mr. Francese on March 4, 2014, and (ii) extend the exercise period for Mr. Francese’s outstanding, vested options for an additional six months from the expiration date set forth in the relevant equity plan covering those options.  Any remaining unvested equity awards held by Mr. Francese will be forfeit.  The Company will also provide Mr. Francese with executive outplacement services for a period of 12 months.  Mr. Francese is obligated to keep Company information confidential and to not-solicit Company employees, suppliers or vendors for 12 months following his separation from employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: November 7, 2014	By:	/s/ Carol Bramson
Carol Bramson
Chief Executive Officer